UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

SCHEDULE 14C

(RULE 14C-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

(Amendment No. __ )

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☒	Definitive Information Statement

Brinker Capital Destinations Trust (Name of Registrant as Specified in its Charter)

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BRINKER CAPITAL DESTINATIONS TRUST

1055 Westlakes Drive, Suite 250

Berwyn, Pennsylvania 19312

DESTINATIONS INTERNATIONAL EQUITY FUND

April 10, 2023

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF INFORMATION STATEMENT REGARDING RECENT SUB-ADVISER CHANGES

An Information Statement regarding recent sub-adviser changes related to the Destinations International Equity Fund (the “Fund”), a series of Brinker Capital Destinations Trust (the “Trust”), is now available online for your review and information. We encourage you to access and review the Information Statement online, using the instructions included in this Notice.

We are not asking you for a proxy and you are not required to send us a proxy.

At an in-person meeting held on December 6, 2022, the Board of Trustees of the Trust (the “Board”) approved Causeway Capital Management, LLC (the “Sub-Adviser”) as a sub-adviser to the Fund. The new Sub-Adviser has been allocated assets within the Fund by Brinker Capital Investments (the “Adviser”), the Fund’s overall investment adviser. The Adviser will continuously monitor the new Sub-Adviser’s performance with respect to the allocated portion of the Fund’s assets, in addition to monitoring the Fund as a whole and the other sub-advisers within the Fund.

This Notice is being provided to you in lieu of a paper copy of the Information Statement, as permitted under the terms of an exemptive order granted to the Adviser and the Trust by the U. S. Securities and Exchange Commission.

This Notice presents only a brief overview of the changes. The online Information Statement provides more complete information. The Information Statement will be available on the Fund’s website at www.destinationsfunds.com/destinations-international-equity-fund for at least 90 days after you receive this Notice.

A paper copy of the full Information Statement or other Fund related information may be obtained, without charge, by calling (877) 771-7979 or by writing to the Brinker Capital Destinations Trust, P.O. Box 2175, Milwaukee, WI 53201.

INFORMATION STATEMENT

BRINKER CAPITAL DESTINATIONS TRUST

1055 Westlakes Drive, Suite 250

Berwyn, Pennsylvania 19312

DESTINATIONS INTERNATIONAL EQUITY FUND

April 10, 2023

Dear Shareholder,

This Information Statement is being made available to shareholders of the Destinations International Equity Fund (the “Fund”), a portfolio of Brinker Capital Destinations Trust (the “Trust”), to notify shareholders of a recent portfolio management change for the Fund. The Trust operates pursuant to an order of exemption from the U.S. Securities and Exchange Commission issued on March 16, 2017 (the “SEC Order”) that permits Brinker Capital Investments (the “Adviser”), the investment adviser of the Fund, to enter into, change or terminate agreements with investment sub-advisers with the approval of the Trust’s Board of Trustees, but without obtaining Fund shareholder approval. As a condition of the SEC Order, the Adviser is required to make available to shareholders information about any new sub-adviser or new sub-advisory agreement and to notify Fund shareholders when the information becomes available.

We are not asking you for a proxy and you are not required to send us a proxy.

Please take a few minutes to review this Information Statement and thank you for investing in the Fund.

Sincerely,

/s/ Kylee Beach
Kylee Beach
President
Brinker Capital Destinations Trust

DESTINATIONS INTERNATIONAL EQUITY FUND

Appointment of a New Sub-Adviser

At a meeting of the Board of Trustees (the “Board”) of Brinker Capital Destinations Trust (the “Trust”) held on December 6, 2022 (the “Meeting”), Brinker Capital Investments (the “Adviser”) recommended and the Board, including all of the trustees who are not “interested persons” of the Trust (each an “Independent Trustee”) as defined in the Investment Company Act of 1940, as amended (the “1940 Act”), approved Causeway Capital Management, LLC (“Causeway”) as a sub-adviser to the Destinations International Equity Fund (the “Fund”).

Under the terms of the new sub-advisory agreement, Causeway makes investment decisions for the portion of the assets of the Fund allocated to it by the Adviser, and continuously reviews, supervises, and administers the Fund’s investment program with respect to those assets.

Adviser’s Recommendation and the Board’s Consideration

The Adviser recommended Causeway as a sub-adviser because it believes that Causeway is suited to help the Fund meet its overall investment objective. Causeway is a global equity specialist that integrates fundamental and quantitative research with the goal of delivering superior risk-adjusted returns over full market cycles. The Causeway International Small Cap Equity strategy is a quantitative strategy with a fundamental overlay that reviews the quantitative outputs to attempt to identify and address special issues.

In considering Causeway, the Board received written and oral information from the Adviser and Causeway. The Board also met with representatives of the Adviser and Causeway and considered information provided by Causeway and the Adviser about Causeway’s portfolio managers, investment philosophy, strategy and process, as well as other factors. In approving Causeway as a sub-adviser to the Fund, the Board evaluated the information provided by the Adviser and Causeway regarding: (i) the nature and quality of the services expected to be rendered to the Fund; (ii) the investment objectives and policies of each of the Fund and Causeway’s strategy; (iii) the history, reputation, qualifications and background of Causeway and its investment personnel and Causeway’s financial condition; (iv) the performance record of Causeway; and (v) other factors deemed relevant. The Board also reviewed the fees to be paid by the Adviser to Causeway, including any benefits to be received by Causeway in connection with soft dollar arrangements or other than from its sub-advisory fees. The Board used this information and other information it deemed relevant, in making its decision to approve Causeway as a sub-adviser to the Fund and reached the following conclusions:

Nature, Extent and Quality of Services.

The Board concluded, based on the information provided by the Adviser and Causeway, that the nature, extent and quality of the investment advisory services expected to be provided by Causeway were adequate and appropriate in the context of (i) the experience and the qualifications of Causeway and its investment personnel; (ii) Causeway’s portfolio management and research resources to be applied in managing the portion of the Fund’s assets allocated to it, including Causeway’s quantitative investment approach; (iii) how Causeway would complement the Fund’s existing sub-advisers; (iv) the adequacy and scope of Causeway’s compliance program; and (v) the Adviser’s recommendation to engage Causeway.

Investment Performance.

The Board discussed with representatives of the Adviser the investment strategy to be employed by Causeway in managing its portion of the Fund’s assets. In particular, the Board reviewed the performance of Causeway’s quantitative investment approach since its inception on November 30, 2014 through October 31, 2022, including against benchmark indexes and as attributable to certain market capitalization ranges of underlying investments. The Board also reviewed the performance of the investment strategy on an annualized basis over various time periods and market conditions and considered how certain sector exposures had contributed to recent performance. The Board took into account the Adviser’s experience and reputation in selecting, evaluating and overseeing investment advisers.

Sub-Advisory Fee, Expense Ratio and Economies of Scale.

The Board reviewed and considered the sub-advisory fee that, under terms of the proposed sub-advisory agreement, would be payable by the Adviser to Causeway, and, thus, should not directly impact the overall fees paid by the Fund. The Board concluded that the proposed fee payable to Causeway by the Adviser with respect to the Fund assets to be allocated to Causeway was reasonable and appropriate. The Board recognized that, because Causeway’s fee would be paid by the Adviser, and not the Fund, an analysis of profitability was more appropriate in the context of the Board’s consideration of the management agreement between the Trust and the Adviser. The Board received and considered a profitability analysis of the Adviser with respect to the addition of Causeway as a sub-adviser for the Fund and determined that the Adviser’s profitability would not be excessive in light of the nature, extent and quality of the services to be provided to the Fund by the Adviser and Causeway, noting in particular the existence of an ongoing contractual fee waiver that limits the total amount of advisory fees that may be retained by the Adviser to 39 basis points of the Fund’s assets. Similarly, the Board recognized that, because Causeway’s fee would be paid by the Adviser, and not directly by the Fund, an analysis of economies of scale with respect to Causeway was more appropriate in the context of the Board’s consideration of the management agreement between the Trust and the Adviser. Accordingly, economies of scale with respect to Causeway were not considered relevant at that time to the Board’s decision to approve the sub-advisory agreement with Causeway. The Board also concluded that any other benefits that could be expected to accrue to Causeway by virtue of its relationship with the Fund were reasonable.

Other Considerations.

After full consideration of the factors discussed above, with no single factor identified as being of paramount importance, the Board, with the advice of Fund counsel, resolved to approve the sub-advisory agreement with Causeway, having determined that the agreement would be in the best interests of the Fund.

Following the Board’s approval, the Adviser entered into a sub-advisory agreement with Causeway, and Causeway began managing the assets of the Fund allocated to it by the Adviser on February 13, 2023. The Adviser determined that the initial target percentage of the Fund’s assets allocated to Causeway would be approximately 6%.

The New Sub-Advisory Agreement

The terms of the new sub-advisory agreement with Causeway are substantially similar to the terms of the agreements with the other sub-advisers to the Fund, except for the sub-advisory fee rate payable by the Adviser to Causeway.

Under the new sub-advisory agreement, Causeway makes all investment decisions for the portion of the Fund’s assets allocated to it, and continuously reviews, supervises and administers the Fund’s investment program with respect to those assets. Causeway discharges its responsibilities under the new sub-advisory agreement subject to the supervision of the Adviser and the Board and has agreed to do so in a manner consistent with the Fund’s investment objective, policies, and limitations. The new sub-advisory agreement is dated December 7, 2022 and has an initial term ending December 6, 2024. Thereafter, the continuance of the new sub-advisory agreement requires the annual approval of the Board, including a majority of the Independent Trustees.

For its services to the Fund under the sub-advisory agreement, Causeway receives a sub-advisory fee based on the average daily net asset value of the assets of the Fund allocated to Causeway. As a result of the addition of Causeway as a sub-adviser to the Fund, the total sub-advisory fees paid by the Adviser with respect to the Fund decreased by 2 basis points from 51 basis points to 49 basis points and the portion of the total advisory fee retained by the Adviser remained equal to 39 basis points. The total advisory fee retained by the Adviser continues to be limited by a contractual fee waiver pursuant to an agreement that shall remain in effect until June 30, 2023.

Additional Information about Causeway

Causeway Capital Management LLC ("Causeway") is a Delaware limited liability company, with a principal business address of 11111 Santa Monica Blvd, 15th Floor, Los Angeles, CA 90025. Causeway was founded and registered as an investment adviser with the U.S. Securities and Exchange Commission in June 2001 and is a wholly-owned subsidiary of Causeway Capital Holdings LLC (“Causeway Holdings”) Listed below is the name and principal occupation of the portfolio managers responsible for the day-to-day management of the Fund’s assets allocated to Causeway and Causeway’s principal executive officers. The principal business address of each principal executive officer and portfolio manager, as it relates to their duties at Causeway, is the same as that of Causeway.

Name	Title
Arjun Jayaraman	Head of Quantitative Research, Portfolio Manager
MacDuff Kuhnert	Director, Portfolio Manager
Joe Gubler	Director, Portfolio Manager
Ryan Myers	Director, Portfolio Manager
Gracie Varras Fermelia	Chief Operating Officer
Sarah Hotchkis Ketterer	Chief Executive Officer; Portfolio Manager
Harry William Hartford	President; Portfolio Manager
Kurt Decko	Chief Compliance Officer; General Counsel
Daniel Pham	Chief Financial Officer

Comparable Funds

Causeway currently manages the assets of other investment companies or accounts having similar investment objectives and strategies as the Destinations International Equity Fund.

Fund Name	Approximate Net Assets (as of December 31, 2022)
Causeway International Small Cap Fund	$124 million
Sub-Advised Mutual Fund	$260 million

Payments of Commissions to Affiliated Brokers

During the Fund’s most recently completed fiscal year ended February 28, 2023, the Fund did not pay any brokerage commissions to brokers who are affiliated persons of the Fund.

Purchases of Causeway’s Securities by the Trustees

As of February 28, 2023, no trustee of Causeway or the Trust has purchased or sold any securities of the current or former parent entities of Causeway.

There were no changes in ownership in 2022. From time to time, Causeway Holdings may issue equity units to Causeway employees as incentive compensation. In April 2021, such equity units were awarded, but the issuance did not result in a change of control of Causeway Holdings or Causeway. Also, from time to time, members may depart Causeway Holdings and their interests may be repurchased by the firm.

OTHER INFORMATION

Adviser

Brinker Capital Investments serves as Adviser to the Fund and is located at 1055 Westlakes Drive, Suite 250, Berwyn, Pennsylvania, 19312.

Distributor

Foreside Fund Services, LLC, serves as the distributor to the Fund and is located at Three Canal Plaza, Suite 100, Portland, Maine 04101.

Administrator

Brown Brothers Harriman & Co. serves as the administrator to the Fund and is located at 50 Post Office Square, Boston, Massachusetts, 02110.

Householding

If you have requested a paper copy of this Information Statement, only one copy will be mailed to a single household, even if more than one person in a household is a Fund shareholder of record, unless the Fund has received instructions to the contrary. To make changes to your householding arrangement, please contact the Fund by calling 1-877-771-7979 or by writing to the Fund at Brinker Capital Destinations Trust, P.O. Box 2175, Milwaukee, WI 53201.

Annual/Semi-Annual Reports

Shareholders can obtain a copy of the Fund’s most recent Annual Report and Semi-Annual Report on the same website on which this Information Statement is available, or by calling 1-877-771-7979 or by writing to the Brinker Capital Destinations Trust, P.O. Box 2175, Milwaukee, WI 53201. Paper copies of such reports will be provided free of charge.